UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         October 22, 2019

                 ALLEGHANY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway, 34th Floor, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 752-1356

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	Y	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective July 1, 2019, John L. Sennott, Jr. transitioned from Senior Vice President and chief financial officer of Alleghany Corporation (the “Company”) to Chairman, Chief Executive Officer and President of CapSpecialty, Inc. (“CapSpecialty”), a subsidiary of the Company, and Capitol Indemnity Corporation (“Capitol Indemnity”), a wholly-owned subsidiary of CapSpecialty.

Employment Agreement with John L. Sennott, Jr.

In connection with Mr. Sennott’s transition, Capitol Indemnity entered into an employment agreement (the “Employment Agreement”), effective October 22, 2019, with Mr. Sennott setting forth the terms of his employment as President and Chief Executive Officer of CapSpecialty and Capitol Indemnity. During his employment with Capitol Indemnity, Mr. Sennott will also serve as a member, and Chairman, of the board of directors of CapSpecialty (the “Board”), except that following an initial public offering of CapSpecialty’s shares (a “CapSpecialty IPO”), CapSpecialty’s obligation is only to nominate Mr. Sennott as a member of the Board at each annual meeting at which his seat is up for re-election.

The Employment Agreement provides for an initial term ending June 30, 2022 or, if a CapSpecialty IPO occurs on or prior to such date, the third anniversary of such CapSpecialty IPO, subject to automatic one year renewals thereafter unless terminated by either party in accordance with the terms of the Employment Agreement. Mr. Sennott will be eligible to earn a base salary of not less than $650,000, a target annual cash bonus equal to 100% of base salary (provided that the annual cash bonus opportunity for the 2019 calendar year will be up to $325,000) and to receive CapSpecialty equity awards as may be determined by the compensation committee of the board of directors of CapSpecialty in its sole discretion.

The Employment Agreement provides that upon a termination of Mr. Sennott’s employment by Capitol Indemnity without “cause” or by Mr. Sennott for “good reason” (each, as defined in the Employment Agreement), Mr. Sennott would be entitled to (i) continued payment of his base salary for 12 months following termination, (ii) any earned but unpaid annual bonus for the year immediately preceding the year in which such termination occurs, (iii) a pro-rated annual bonus for the year in which such termination occurs, and (iv) payment or reimbursement of his COBRA premiums for a period of 18 months following termination, grossed up for any taxes payable in respect of such payment based on the applicable minimum rate (the “COBRA Subsidy”). Upon a termination of Mr. Sennott’s employment due to his death or “disability” (as defined in the Employment Agreement), Mr. Sennott would be entitled to (x) any earned but unpaid annual bonus for the year immediately prior to the year in which such termination occurs, and (y) the COBRA Subsidy. Mr. Sennott’s receipt of any such severance payments would be conditioned on his execution of a general release of claims in favor of the Company, CapSpecialty and Capitol Indemnity and each of their subsidiaries and affiliates (collectively, the “CapSpecialty Group”).

The Employment Agreement includes a “Section 280G cutback provision” pursuant to which, in the event any payments or benefits provided would be considered “parachute payments” as defined in Section 280G of the Internal Revenue Code (the “Code”), Mr. Sennott would be entitled to the greater of, as determined on an after-tax basis, (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in the parachute payments not being subject to an excise tax pursuant to Section 4999 of the Code.

In addition, the Employment Agreement subjects Mr. Sennott to general restrictions on the disclosure of confidential information, an inventions assignment covenant, a covenant not to engage in competitive activities for 12 months following a termination of his employment and a covenant not to solicit any officer or employee of the CapSpecialty Group for 12 months following a termination of his employment.

The foregoing description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

CapSpecialty Restricted Share Plan

On October 22, 2019, the Board adopted the 2019 Restricted Share Plan (the “CapSpecialty Restricted Share Plan”), which will become effective immediately following the occurrence of the mandatory conversion of CapSpecialty’s preferred shares into common stock, as contemplated under CapSpecialty’s Third Amended and Restated Articles of Incorporation. The CapSpecialty Restricted Share Plan authorizes the grant of restricted shares of CapSpecialty’s common stock to eligible employees of CapSpecialty and its subsidiaries, including Mr. Sennott. A total of 156,250 shares of CapSpecialty’s common stock are reserved and available for issuance under the CapSpecialty Restricted Share Plan, subject to adjustment in accordance with its terms.

The foregoing descriptions of the CapSpecialty Restricted Share Plan is qualified in its entirety by the full text of the plan, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated October 22, 2019, between Capitol Indemnity Corporation and John L. Sennott, Jr.

10.2	CapSpecialty, Inc. 2019 Restricted Share Plan

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: October 28, 2019	By: /s/ Kerry J. Jacobs
Name: Kerry J. Jacobs
Title: Senior Vice President

4